UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2011

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2011, we entered into a Carry and Earning Agreement, an Operating Agreement and related agreements (“Agreements”) with Encana Oil & Gas (USA) Inc. (“Encana”) to participate in a joint venture to secure a long-term gas supply for our utility customers for approximately a 30 -year period. Under the Agreements, we will pay approximately $45 million to $55 million a year over a five year period. Our total investment is expected to be about $250 million. Encana will assign to us a working interest in leases to certain sections of one of its gas fields; the sections include both future and currently producing wells. Operation of the wells will be governed by a joint operating agreement under which Encana will be the operator and we will pay our proportionate share of operating costs.

The Agreements are subject to approval by the Public Utility Commission of Oregon (“OPUC”). We have submitted an application to the OPUC for approval of the Agreements, and a hearing is expected to occur in late April. Subject to obtaining approval by the OPUC, the effective date of the Agreements is May 1, 2011.

The Carry and Earning Agreement and Operating Agreement will be filed as exhibits to our next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: March 2, 2011	/s/ Mardilyn Saathoff
Chief Governance Officer and
Deputy General Counsel